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                                                                     EXHIBIT 6.a

                               SERVICES AGREEMENT

        This Services Agreement (the "Agreement") is entered into effective March 20, 2001 (the "Effective Date") between WILDCARD SYSTEMS, INC., a Florida corporation ("WildCard") and NBO, INC., a Utah Corporation ("Client").

                                    RECITALS

A. Client desires to offer Transaction Card Programs to its Customers.

B. Client desires that WildCard provide Client with certain data processing and related services in connection with Client's Transaction Card Programs, and WildCard desires to perform certain data processing and related services to Client in connection with Client's Transaction Card Programs, on the terms and conditions described in this Agreement.

        WildCard and Client agree as follows:

        1. DEFINITIONS

        The following definitions apply to the terms set forth below when used in this Agreement:

        1.1 "AAA" is defined in Section 12.3(a) of this Agreement.

        1.2 "Acceptance Period" is defined in Section 3.4 of this Agreement

        1.3 "Affiliate" is defined in Section 14.5 of this Agreement.

        1.4 "Agreement" shall mean this Service Agreement as amended from time to time including any Schedules attached hereto and Program Schedules which are entered into between the parties from time to time during the term hereof.

        1.5 "Arbitration Demand" is defined in Section 12.3(b) of this Agreement.

        1.6 "Arbitration Panel" is defined in Section 12.3(b) of this Agreement.

        1.7 "Basic Qualifications" is defined in Section 12.3(b) of this Agreement.

        1.8 "Breach Notice" is defined in Section 13.2 of this Agreement.

        1.9 "Breaching Party" is defined in Section 13.2 of this Agreement.

        1.10 "Cardholder" means an individual or Entity which has established a Cardholder Account with the Issuing Bank through Client.

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        1.11 "Cardholder Account" means an arrangement between a Customer and the Issuing Bank, through which the Issuing Bank provides the Customer with the right to use one or more Transaction Cards issued through the Issuing Bank.

        1.12 "Cardholder Data" means all personally identifiable information regarding a Cardholder, the Cardholder Accounts and transactions a Cardholder makes with a Transaction Card.

        1.13 "Charges" are defined in Section 4.1 of this Agreement.

        1.14 "Client Content" shall mean all text, pictures, sound, graphics, video and other data supplied by Client to WildCard pursuant to this Agreement, whether such materials are owned by Client or licensed for use by Client, as such materials may be modified from time to time for use on the Web Site.

        1.15 "Client Data" shall mean any data or information of Client that is provided to or obtained by WildCard in the performance of its obligations under this Agreement, including data and information with respect to the businesses, customers, operations, facilities, products, consumer markets, assets, and finances of Client.

        1.16 "Client Marks" shall mean the trademarks, service marks, trade names, logos and other commercial and product designations of Client identified by Client for use on the Web Site.

        1.17 "Client Obligations" means those obligations of Client as specified in Section 3 of this Agreement.

        1.18 "Confidential Information" is defined in Section 6.1 of this Agreement.

        1.19 "Customer" means an individual or Entity that has a business relationship with Client.

        1.20 "Damages" is defined in Section 9.1 of this Agreement.

        1.21 "Dispute" is defined in Section 12.1 of this Agreement.

        1.22 "Disputing Party" is defined in Section 12.3(a) of this Agreement.

        1.23 "Domain Name" shall mean the alphanumeric name that is selected by Client for a particular computer system that is used by the Internet to identify that system, as designated in the Program Schedules.

        1.24 "Entity" means a corporation, partnership, sole proprietorship, joint venture, or other form of organization.

        1.25 "Excusable Delay" is defined in Section 11.1 of this Agreement.

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        1.26 "Funding Payment" shall mean the payment instruction and amount for the initial load or Reload of a Transaction Card. The total of all Funding Payments for a given banking day or other mutually agreed upon settlement period shall be debited by WildCard from a demand deposit account specified by Client and credited to the Proceeds Account.

        1.27 "Governmental Requirements" means collectively all statutes, codes, ordinances, laws, regulations, rules, orders and decrees of all governmental authorities (including without limitation federal, state and local governments, governmental agencies and quasi-governmental agencies) having jurisdiction over a party.

        1.28 "Indemnified Party" is defined in Section 9.4 of this Agreement.

        1.29 "Indemnifying Party" is defined in Section 9.4 of this Agreement.

        1.30 "Intellectual Property Rights" shall mean any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works,
(b) trademark and trade name rights and similar rights, (c) trade secret rights,
(d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated) (including logos, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

        1.31 "Issuing Bank" means a member bank of Visa or MasterCard which has agreed to sponsor the Transaction Card Program.

        1.32 "MasterCard" means MasterCard International Incorporated or its successors or assigns.

        1.33 "Non-Breaching Party" is defined in Section 13.2 of this Agreement.

        1.34 "Operating Rules" mean the operating rules and regulations adopted and written by Visa, MasterCard and the Issuing Bank, as the same may from time to time be amended, modified, or supplemented.

        1.35 "Original Term" is defined in the Program Schedule for each Transaction Card Program.

        1.36 "Proceeds Account" shall mean a commercial demand deposit account maintained by Client at a bank acceptable to the issuing bank where the full unspent balance available on all cards will reside.

        1.37   "Processing Year"  is defined in each Program Schedule.

        1.38   "Program Schedule" is defined in Section 2.1 of this Agreement.

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        1.39 "Reload" means any addition of value to a Transaction Card, after the initial load, accomplished by WildCard credit to the associated Transaction Card account, with a corresponding increase in the Transaction Card balance.

        1.40 "Renewal Term" is defined in each Program Schedule.

        1.41 "Scheduled Start-Up Date" is defined in Section 2.3(a) of this Agreement.

        1.42 "Settlement Account" shall mean that bank account established by WildCard for settlement of Transaction Card transactions with Visa and MasterCard.

        1.43 "Service Change" is defined in Section 2.2 of this Agreement.

        1.44 "Services" means the services to be performed by WildCard on behalf of Client, as outlined on the Program Schedules which are entered into by the parties from time to time during the term of this Agreement, as the same may be amended from time to time.

        1.45 "Start-Up" means the preparation of the WildCard System for the set-up of Client Data relating to new Transaction Card Programs offered by Client.

        1.46 "Taxes" is defined in Section 4.3 of this Agreement.

        1.47 "Transaction Card" means a host based stored value card, issued through the Issuing Bank, pursuant to a license from Visa or MasterCard.

        1.48 "Transaction Card Program" means a program initiated by Client pursuant to which the Issuing Bank will provide Transaction Cards to the Cardholders.

        1.49 "Visa" means, individually or collectively, as appropriate, Visa U.S.A. Inc. or Visa International or either of their successors or assigns.

        1.50 "Web Site" shall mean the electronic, publicly viewable computer screen depictions of the WildCard System, the WildCard Content and the Client Content.

        1.51 "Web Site Specifications" shall mean the technical, aesthetic and functional requirements for the Web Site, as set forth in the Program Schedule.

        1.52 "WildCard Content" shall mean (i) all text, pictures, sound, graphics, video and other data, exclusive of the Client Content, provided by WildCard for use on the Web Site, whether such materials are owned by WildCard or licensed for use by WildCard, as such materials may be modified from time to time.

        1.53 "WildCard System" means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by WildCard to provide the services contemplated by this Agreement.

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        2. PROVISION OF SERVICES

        2.1 SCOPE OF SERVICES. In support of Client's Transaction Card Programs, Client desires for WildCard to provide certain processing and related services to Client, and WildCard desires to provide such services to Client. This Agreement sets forth the general terms and conditions applicable to Transaction Card processing services which may be provided by WildCard to Client from time to time during the term. During the term and subject to the terms and conditions contained herein, WildCard agrees to provide Client the Services, as described in program schedules which are executed and delivered by the parties from time to time during the term of this Agreement (the "Program Schedules"). The general format of a Program Schedule is set forth in Schedule A to this Agreement. As Client proposes to offer additional Transaction Card Programs, Client and WildCard shall use good faith efforts to enter into a Program Schedule which will describe the Services that WildCard will provide to Client in support of such Transaction Card Program. Detailed procedures and practices to be followed while performing the Services shall be as set forth in a Program Schedule. The Program Schedule shall further specify the term during which the Services shall be provided by WildCard, the commencement date for the performance of the Services, the fees payable for such Services, specifications applicable to the Transaction Card Program, and other applicable terms. WildCard shall not be responsible for rendering of Services under new Transaction Card Programs until a Program Schedule for such Transaction Card Program has been executed by the authorized representatives of the parties.

        2.2 CHANGE IN SCOPE OF SERVICES. Client or WildCard may deem it necessary or appropriate from time to time to add other services or increase, reduce, or change the Services under one or more Transaction Card Programs (a "Service Change"). Either party may make a proposal for a Service Change, whereupon the parties shall mutually evaluate feasibility, manner and timing for implementation, impact on pricing, impact on performance requirements and all other relevant matters. A Service Change shall not be implemented unless and until the Service Change is approved by both parties. If the Service Change is approved by the parties, the Service Change shall be implemented by WildCard as expeditiously as possible. An approved Service Change shall be set forth in a written amendment to the applicable Program Schedule, which amendment shall be signed by authorized representatives of the parties.

        2.3 START-UP.

               (a) WildCard shall provide, subject to any applicable approvals of Visa, MasterCard and the Issuing Bank (as required), for completion of the Start-Up on the date specified in the applicable Program Schedule, or at such other date as may a date to be mutually agreed upon by WildCard and Client (the "Scheduled Start-Up Date"). To the extent that WildCard and Client mutually agree, the Scheduled Start-Up Date may be modified from time to time prior to Start-Up.

               (b) Client will (i) use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of Client under the

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Start-Up, and (ii) cooperate with WildCard so as to enable Start-Up to be completed on or before the Scheduled Start-Up Date.

               (c) WildCard will use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of WildCard under the Start-Up so as to enable Start-Up to be completed on or by the Scheduled Start-Up Date.

               (d) With respect to each Program Schedule, following the successful completion of the Start-Up, Client agrees to pay the Start-Up Fee as provided for in the Program Schedule. In addition, each party shall be responsible for and pay all costs and expenses incurred by it in connection with the Start-Up.

        2.4 DOMAIN NAME. WildCard shall cooperate with Client in securing the Domain Name; provided that Client first engages in an appropriate trademark search in order to establish that the Domain Name proposed by Client shall not infringe upon the trademark, service mark, name or logo of any third party. Client shall reimburse WildCard for all fees and charges actually incurred by WildCard in providing such service and registering the Domain Name with the appropriate registration authority. Client shall own all right, title and interest in and to the Domain Name and all Intellectual Property Rights related thereto.

        2.5 SERVICE STANDARDS.

               (a) WildCard represents and warrants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner in accordance with the service standards set forth in Schedule D.

               (b) If WildCard fails to provide Services in accordance with the service standards and this Agreement, WildCard shall (i) promptly investigate and report on the causes of the problem; (ii) provide a root cause analysis of such failure as soon as practicable, after such failure or Client's request
(iii) initiate remedial action to correct the problem and to begin meeting the service standards as soon as practicable; and (iv) advise Client, as and to the extent requested by Client, of the status of remedial efforts being undertaken with respect to such problem and within five days, provide Client reasonable evidence that the causes of such problem have been or will be corrected on a permanent basis.

               (c) WildCard shall implement measurement and monitoring tools and metrics as well as standard reporting procedures to measure and report WildCard's performance of the Services against the applicable service standards, and provide monthly reports with respect to attaining the service standards. WildCard also shall provide Client with information and access to the measurement and monitoring tools and procedures utilized by WildCard for purposes of audit verification.

        2.6 REPORTS. WildCard shall provide to Client the reports described in a Program Schedule at the frequencies provided therein. In addition, from time to time, Client may identify additional reports to be generated by WildCard and delivered to Client on an ad hoc or periodic basis. To the extent WildCard must dedicate significant labor or resources to the preparation of

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additional reports that can only be manually generated or to the implementation of system changes to permit such reports to be electronically generated, Client shall reimburse WildCard at WildCard's standard time and material rates for costs incurred by WildCard in connection therewith.

3. CLIENT OBLIGATIONS

        3.1 COOPERATION. Client will cooperate with WildCard in the performance of Client's activities contemplated by this Agreement by, among other things, making available, as reasonably requested by WildCard, such volume and other forecasts, updated information, management decisions and approvals so that WildCard may fulfill its obligations under this Agreement in a timely and efficient manner.

        3.2 EXCLUSIVITY. (a) Subject to the provisions of Section 3.2(c) of this Agreement, during the term of this Agreement, Client shall ensure that WildCard shall be the sole provider of the Services to Client.

        (b) Except as provided in this Section 3.2(b), during the Term of this Agreement, WildCard will not provide the Services to: (i) other Entities that develop and operate gift card programs on behalf of retail shopping malls located within the United States; and (ii) shopping mall management companies for use at shopping mall properties which are located within the United States and which are owned, operated or managed by such shopping mall management companies. Notwithstanding the previous sentence, WildCard may provide the Services to: (1) financial institution clients of WildCard (it being understood by Client that WildCard has no ability to limit the types of card programs or organizations to which such financial institution clients provide card issuance and card processing services); (2) Simon Property Group and its affiliates, and to shopping malls owned, operated or managed by Simon Property Group or one of its affiliates; (3) ; (4) operators of on-line or "virtual" shopping malls (such as, but not limited to, retail portals); and (5) retailers which operate within shopping mall locations.

        (c) In the event that, within twelve (12) months of the Effective Date, Client has not converted one-half of the shopping mall properties which, as of the Effective Date, have agreements with Client to develop and operate gift certificate programs to gift card programs which utilize the Services provided by WildCard, upon notice by WildCard to Client, the exclusivity provisions set forth in Section 3.2(b) shall terminate and be of no further force or effect. Further, in the event that, within twenty four (24) months from the Effective Date, Client has not converted three-quarters of the shopping mall properties which then have agreements with Client to develop and operate gift certificate or gift card programs to gift card programs which utilize the Services provided by WildCard, upon notice by WildCard to Client, the exclusivity provisions set forth in Section 3.2(b) shall terminate and be of no further force or effect. In the event WildCard elects to terminate the exclusivity provisions as provided herein, the exclusivity obligations of Client under Section 3.2(a) shall likewise terminate.

        (c)

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        3.3 CLIENT CONTENT. Client will deliver to WildCard, in the format(s)
specified by WildCard, all Client Content that Client intends for WildCard to incorporate into the Web Site. Client shall bear all costs associated with the telecommunications and computer hardware, software and services necessary to generate the Client Content and deliver it to WildCard.

        3.4 SHADOW SITE; ACCEPTANCE. WildCard shall make available the final version of the Web Site on a password protected server for Client's review and acceptance. Client shall have fifteen (15) days to review and evaluate the Web Site (the "Acceptance Period") to ensure that it meets the Web Site Specifications. In the event that Client rejects the Web Site during the Acceptance Period, Client shall promptly notify WildCard in writing of such rejection, setting forth in detail the basis for such rejection, and WildCard shall use commercially reasonable efforts to correct any deficiencies or nonconformities and resubmit the rejected items within thirty (30) days of receipt of notice of rejection for retesting by Client.

        3.5 CONTENT CONTROL. Client will be solely responsible for creating, managing, editing, reviewing and otherwise controlling the Client Content on the Web Site. Client acknowledges that, by only providing Client with the ability to publish and distribute the Client Content, WildCard is acting as a passive conduit for the distribution and publishing of the Client Content. WildCard has no obligation to Client, and undertakes no responsibility, to review the Client Content to determine whether any the Client Content may incur liability to third parties. Notwithstanding anything to the contrary herein, if WildCard reasonably believes that any Client Content may create liability for WildCard, Client agrees that WildCard may, upon prior notice to Client, take any actions reasonably necessary with respect to the Web Site that WildCard believes are prudent or necessary to minimize or eliminate WildCard's potential liability.

        3.6 CLIENT LICENSE. Client hereby grants to WildCard a non-exclusive, royalty free, worldwide license to use the Client Content solely in connection with performing the Services described herein and otherwise carrying out its obligations hereunder, including without limitation, the right to distribute, reproduce, create derivative works of, publicly perform, publicly display and digitally perform the Client Content in and on the Web Site.

        3.7 CLIENT MARKS. Subject to the terms and conditions of this Agreement, Client hereby grants to WildCard a limited, non-exclusive, non-sublicenseable, royalty-free, worldwide license to use the Client Marks on the Web Site. Client may terminate WildCard's right to use the Client Marks, in whole or in part, if the usage of such Client Marks does not comply with Client's then-current standards for use of such Client Marks; provided, Client has provided WildCard with written notice of such non-compliance and WildCard has failed to correct such non-compliance within thirty (30) days following receipt of such notice. Except as set forth above, neither party may use the other party's trademarks, service marks, trade names, logos, or other commercial or product designations for any purpose whatsoever without the prior written consent of the party owning such marks.

        3.8 ESTABLISHMENT OF ACCOUNTS. Client will establish and maintain a commercial demand deposit account (the Proceeds Account) at a bank acceptable to the Issuing Bank. Client agrees to maintain, in the Proceeds Account, sufficient funds to cover the aggregate amount of unspent balances for all Transaction Cards issued through Client. Wildcard shall establish and

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maintain the Settlement Account with the Sponsor Bank. On each banking business day, WildCard will initiate an ACH transaction debiting from the Proceeds Account an amount sufficient to assure that the Settlement Account contains a balance equal to 5 days average settlement. Client agrees to execute and deliver any documents reasonably requested by WildCard for the purpose of obtaining the privilege of making debits and credits and information inquiry to, from, and concerning Client's Proceeds Account.

This authority shall remain in full force and effect until WildCard has received written notification from Client of its termination of this Agreement in such time and in such a manner to afford WildCard a reasonable opportunity to act upon such notice. In the event of termination of this Agreement, such revocation of authority shall not be effective until WildCard issues certification to the Sponsor Bank that Client has paid all amounts due under this Agreement including the settlement of all outstanding Card transactions. Client agrees to hold harmless Sponsor Bank for any action taken by Sponsor Bank at WildCard's request pursuant to the terms of this Agreement.

Client may establish multiple Proceeds Accounts and WildCard may establish multiple Settlement Accounts as required by Customers to prevent co-mingling of funds between programs.

        3.9 APPOINTMENT OF AGENTS. Client hereby appoints WildCard as its agent for the purpose of managing the settlement requirements of the Cards as described in Section 3.8.

        3.10 FAILURE TO MAINTAIN SUFFICIENT FUNDS. Provided WildCard has given Client prior notice of a deficiency by noon Eastern time, if WildCard has not received any Funding Payment from Client by 3:00 p.m. Eastern time, on the date such Funding Payment was due, WildCard will have the right to refuse to activate new Transaction Cards or to provide Reloads on existing Transaction Cards in an amount equal to the shortfall, without incurring any liability to Client, until such time as the Settlement or Funding Accounts are properly funded. In addition to the foregoing, WildCard may take such actions as deemed reasonable to protect WildCard from any loss arising from Client's inability to maintain sufficient funds to properly fund the Accounts.

        3.11 RESPONSIBILITY FOR GOOD FUNDS. Client shall be responsible for the collection of "good funds" from Cardholders in connection with all Funding Payments for Transaction Cards. By way of example, and not in limitation of the foregoing, Client shall be responsible for (1) any chargeback initiated through any card association where the Funding Payment involved the use of a credit card; (2) any return entries or adjustment entries initiated through any funds transfer systems where the Funding Payment involved an electronic funds transfer; and (3) any dishonored items where the Funding Payment involved the use of a check or draft.

        3.12 OTHER CLIENT RESPONSIBILITIES. Client shall perform the additional obligations identified in Program Schedules which are entered into by the parties pursuant to this Agreement.

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        4. PAYMENT FOR SERVICES

        4.1. FEES AND EXPENSES. Client shall pay WildCard the fees and expenses described in a Program Schedule (the "Charges") for the Services. Unless otherwise provided in a Program Schedule, the Charges applicable to the performance of Services under a Program Schedule shall be as set forth in Schedule B. In addition, WildCard shall pay to Client the residuals ("Residuals") related to account maintenance fees and interchange fees which are generated by the Transaction Card Programs, as outlined in Schedule B.

        4.2 INVOICING; PAYMENT. WildCard shall invoice Client at the intervals provided for in the Program Schedule for the Charges associated with Services provided during the preceding period. Client shall pay all invoices net 30 days after the date the invoice is issued by WildCard. If any invoiced amounts are not paid when due, a late charge of 1 1/2% per month or the highest late charge allowed by governing law, whichever is less, shall apply to such unpaid amounts from the due date until paid in full.

        4.3 TAXES. The Charges do not include any taxes, duties or other governmental charges (collectively "Taxes"), such as but not limited to sales, use, excise, and value added taxes. Client shall pay all Taxes levied or imposed by any governmental authority in connection with the Services, but excluding taxes which are imposed on WildCard's net income.

        4.4 GOOD FAITH DISPUTE. If Client in good faith disputes all or any portion of an invoice for Charges, then Client shall pay the undisputed portion of the invoice by the due date and shall provide the following notification with respect to the disputed portion of the invoice. Client shall notify WildCard as soon as possible (and in any event no later than the due date of the invoice) of the specific amount disputed and shall provide reasonable detail as to the basis for the dispute. The parties shall then attempt to resolve the disputed portion of such invoice as soon as possible in accordance with the dispute resolution procedures in Section 12. Upon resolution of the disputed portion, Client shall immediately pay WildCard the resolved amount together with the late charges provided in Section 4.2 on the resolved amount.

5. COVENANTS OF PARTIES

        5.1 COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS AND OPERATING RULES.

               (a) WildCard shall comply in all material respects with all Governmental Requirements and the Operating Rules which are applicable to WildCard's provision of the Services and WildCard's other responsibilities under this Agreement, including without limitation securing any licenses, permits, registrations or other authorizations from such governmental authorities as WildCard may need in order to provide the Services and carry out WildCard's other responsibilities under this Agreement. Client shall comply in all material respects with all Governmental Requirements and the Operating Rules which are applicable to Client's business and Client's other responsibilities under this Agreement, including without limitation securing any licenses, permits, registrations or other authorizations from such governmental authorities as Client may need in order to carry out the Client Obligations under this Agreement.

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               (b) Client acknowledges and agrees that it is solely responsible for monitoring legal developments applicable to the operation of its business and interpreting applicable state and federal laws, determining the requirements for compliance with all applicable state and federal laws, and maintaining an ongoing compliance program. Client acknowledges that WildCard provides transaction card processing services to financial institutions and other Entities chartered and regulated by various state and federal agencies and non-financial institutions subject to different regulatory oversight such that WildCard cannot reasonably be expected to monitor or interpret the laws applicable to its diverse customer base, or provide compliance services to customers with respect to such laws. Consequently, Client agrees that WildCard has no responsibility to monitor or interpret laws applicable to Client's business, or to monitor or review the terms and conditions of Client's Transaction Card programs or Client's selection of system options and programming, or to assure that Client's selection of any system option or programming (either alone or acting in conjunction with other system options and programming selected by Client) is consistent with laws applicable to Client, or the terms and conditions of Client's Transaction Card agreements with, or disclosure to, the Cardholders.

               (c) WildCard shall be entitled to rely upon and use, without verification, any and all information, data and instructions any time submitted to WildCard by Client having to do with the Cardholder Accounts, and WildCard shall have no responsibility or liability whatsoever for (i) the accuracy or inaccuracy thereof, (ii) the wording or text authored or submitted by Client to WildCard, for materials to be prepared or for other purposes, (iii) the wording or text appearing on any forms, Transaction Cards or other materials furnished by Client to WildCard, or (iv) any non-compliance of such information, data, instruction, wording or text with applicable laws, rules or regulations.

        5.2 NON-SOLICITATION. During the term of this Agreement and for twelve
(12) months thereafter WildCard and Client shall not directly or indirectly solicit for employment any person employed then or within the preceding twelve
(12) months by the other party, without the other party's consent in writing. The foregoing prohibition does not include general public solicitations for employment.

        6. CONFIDENTIALITY

        6.1 CONFIDENTIAL INFORMATION. Each of WildCard and Client acknowledges that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its business and is not in the public domain. For purposes of this Agreement, "Confidential Information" shall mean (a) the terms of this Agreement; (b) all information of a party marked "confidential," "restricted," "proprietary" or with a similar designation; (c) in the case of Client, information and in addition to the items specified in (b) above, Client Data and business information regarding business planning and operations of Client; and (c) in the case of WildCard, information and in addition to the items specified in (b) above, trade secrets, confidential knowledge, know-how, technical information, data or other proprietary information relating to the WildCard System (including, without limitation, all source codes, object codes, software programs, computer processing systems and techniques employed or used by WildCard or its affiliates and any related items such as specifications,

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layouts, flow charts, manuals, instruction books and programmer, technical and user documentation, and any and all upgrades, enhancements, improvements or modifications to the foregoing); business information regarding business planning and operations of WildCard and its Affiliates; and all information regarding WildCard's provision of Services hereunder.

        6.2 OBLIGATIONS. Each party will use at least the same degree of care, but not less than reasonable care, to prevent disclosing to other persons the Confidential Information of the other party as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature; provided, however, that each party may disclose such information to its employees, agents, subcontractors and vendors who have a need to know such information and who have been advised by the disclosing party of the obligation to preserve such information's confidentiality. The disclosing party shall be responsible for any breach by any such employee, agent, subcontractor or vendor of any such confidentiality obligations. Upon expiration or termination of this Agreement for any reason, each party shall return promptly to the other party all Confidential Information in such party's possession and certify in writing to the other party its compliance with this sentence.

        6.3 EXCLUSIONS. Notwithstanding the foregoing, this Section 6 will not apply to any particular information of a party that the other party can demonstrate (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving party; (c) was in the possession of the receiving party at the time of disclosure to it without being subject to another confidentiality agreement; (d) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (e) was independently developed by the receiving party without reference to Confidential Information of the furnishing party. In addition, a party shall not be considered to have breached its obligations under this Section 6 for disclosing Confidential Information of the other party (i) as required pursuant to an arbitration proceeding conducted in accordance with Section 12, provided that such disclosure is made in accordance with the approval or at the direction of the Arbitration Panel, or (ii) if in the opinion of such party's counsel, such disclosure is required by legal process or pursuant to any applicable statute, rule or regulation, provided that, except with respect to securities laws disclosure obligations, such party advises the other party prior to making such disclosure in order that the other party may object to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other appropriate action to protect the Confidential Information.

        6.4 LOSS OF CONFIDENTIAL INFORMATION. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing party, the receiving party will promptly notify the furnishing party.

        6.5 NO IMPLIED RIGHTS. Nothing contained in this Section 6 shall be construed as obligating a party to disclose any particular Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party, except as otherwise provided herein.

        6.6 PUBLICITY. Neither party will, without the other party's prior written consent, use the name, service marks or trademarks of the other party or any of its Affiliates; provided, however, that (i) WildCard may use Client as a reference and may indicate to others that Client is a user of the WildCard System to provide the Services under this Agreement; and (ii) Client may indicate to others that WildCard is the provider of services covered by this Agreement.

        6.7 EQUITABLE REMEDIES. Each party acknowledges that, if it breaches (or attempts or threatens to breach) its obligations under this Section 6, the other party will be irreparably harmed. Accordingly, if a court of competent jurisdiction should find that a party has breached (or attempted or threatened to breach) any such obligations, such party will not oppose the entry of an appropriate order compelling performance by such party and restraining it from any further breaches (or attempted or threatened breaches).

        6.8 PRIVACY OF CARDHOLDER DATA. It is the intent of the Parties that this Agreement shall qualify under the "joint marketing exception" pursuant to the terms of the Gramm-Leach-Bliley Act, P.L. 106-102, and privacy regulations issued by the relevant regulatory authority adopted thereunder (the "Privacy Regulations"). The Parties agree to make such alterations to this Agreement to conform to the best practices which develop in response to such legislation and the Privacy Regulations which are necessary to achieve the objectives of this
Section 6.8 and which do not alter the economics of this Agreement or the allocation of risk hereunder. The Cardholder Data developed and acquired under this Agreement will be shared with Client subject to compliance with the Issuing Bank's existing privacy policy, the Privacy Regulations and applicable Governmental Requirements. Both the Issuing Bank's existing privacy policy and the Privacy Regulations contain additional restrictions on the re-disclosure and reuse of the Cardholder Data by Client. Client agrees to comply with all privacy and data protection laws, and applicable Governmental Requirements, including but not limited to, the Gramm-Leach-Bliley Act which are and may in the future be applicable to the Cardholder Data which is supplied to Client.

        7. INTELLECTUAL PROPERTY RIGHTS

        7.1 OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS. Client shall be the sole and exclusive owner of all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the Client Content. WildCard shall be the sole and exclusive owner of all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the WildCard Content and the WildCard System. Client acknowledges that the WildCard System constitutes valuable trade secrets of WildCard and constitute Confidential Information subject to Section 6. Nothing in this Agreement shall be deemed to grant to one party, by implication, estoppel or otherwise, license rights, ownership rights or any other Intellectual Property Rights in any materials owned by the other party or any Affiliate of the other party.

        7.2 CLIENT DATA. Client shall own all right, title and interest in and to the Client Data. Following expiration or termination of this Agreement, WildCard shall promptly provide to Client a copy of all Client Data. WildCard may retain a copy of the Client Data if required to satisfy regulatory requirements.

        8. INSURANCE

        Each party shall obtain and maintain, at its own cost, the insurance coverages which are described on Schedule C as being its respective responsibility. These insurance coverages do not create or imply any limitation of liability. The party which is responsible for obtaining and maintaining certain insurance coverages shall provide the other party with certificates of such insurance coverages promptly following the date that this Agreement has been executed by both parties. Each insurance certificate shall provide that the insurance policy shall not be subject to termination without at least thirty
(30) days prior written notice to the certificate holder. A party responsible for obtaining and maintaining property insurance coverage shall use all reasonable efforts to ensure that the policy contains a provision or endorsement which waives the insurance company's right of subrogation against the other party and its employees, agents, directors and officers in the event of any loss or damage from events within the coverage of the insurance policy.

        9. INDEMNIFICATION

        9.1 WILDCARD INDEMNITY. WildCard shall indemnify, defend, and hold harmless Client and its representatives, successors and permitted assigns from and against any and all claims made or threatened by any third party and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys' fees and expenses incurred in investigation or defense, regardless of the theory of liability or the nature of the legal proceeding ("Damages"), to the extent such Damages arise out of or relate to the following: (a) any act or omission by WildCard, its representatives or any subcontractor engaged by WildCard in the performance of WildCard's obligations under this Agreement; (b) any material breach in a representation, covenant or obligation of WildCard contained in this Agreement or (c) any claims that, in use of any Services, work product or part thereof ("Product"), as delivered or as performed, provided to Client under this Agreement or the use, reproduction or modification of any Product as permitted by this Agreement, Client has violated, misappropriated or infringed the Intellectual Property Rights of any third party. WildCard shall have no obligation to indemnity Client under this Section 9.1 if the actual or alleged infringement is based upon (i) any modification or alteration of the Product that was not supplied or performed by WildCard, or (ii) the use of the Product in combination with any other software or equipment not supplied or provided by WildCard, if such actual or alleged infringement would not have arisen absent such combination.

        9.2 CLIENT INDEMNITY. Client shall indemnify, defend, and hold harmless WildCard and the Issuing Bank, and their respective representatives, successors and permitted assigns from and against any and all claims made or threatened by any third party and all related Damages, to the extent such Damages arise out of or relate to the following: (a) any act or omission by Client, or its representatives in the performance of Client's obligations under this Agreement;
(b) any material breach in a representation, covenant or obligation of Client contained in this Agreement; or (c) any claims that the Client Content or Client Marks or the use, reproduction or modification of the Client Content or Client Marks as permitted by this Agreement, has violated, misappropriated or infringed the Intellectual Property Rights of any third party.

        9.3 MUTUAL INDEMNITY. WildCard and Client each agree to indemnify, defend and hold harmless the other, and their respective Affiliates, officers, directors, employees, agents, successors, and assigns, from any and all Damages and threatened Damages to the extent they arise from or in connection with any of the following third party claims (excluding, in the case of Client, claims by

Affiliates, and, in the case of WildCard, claims by subcontractors, third party contractors and suppliers used by WildCard in providing the Services): (a) the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the indemnitor; (b) the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the indemnitor; and (c) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of the indemnitor in its capacity as an employer or potential employer of a person.

        9.4 INDEMNIFICATION PROCEDURE. In the event a claim by a third party for which indemnification may be available under this Agreement is made or filed against a party or any Entity, the party against which the claim, suit or proceeding is made (the "Indemnified Party"), shall promptly notify the other party (the "Indemnifying Party") in writing of the claim, suit or proceeding. The Indemnifying Party, within thirty (30) days, or such shorter period as is required to avoid any prejudice in the claim, suit or proceeding, after the notice, may elect to defend, compromise, or settle the third party claim, suit or proceeding at its expense. In any third party claim, suit or proceeding which the Indemnifying Party has elected to defend, compromise or settle, the Indemnifying Party shall not after the election be responsible for the expenses, including counsel fees, of the Indemnified Party but the Indemnified Party may participate therein and retain counsel at its own expense. In any third party claim, suit or proceeding the defense of which the Indemnifying Party shall have assumed, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement affecting the Indemnified Party to the extent that the judgment or settlement involves more than the payment of money without the written consent of the Indemnified Party. The Indemnified Party shall provide to the Indemnifying Party all information, assistance and authority reasonably requested in order to evaluate any third party claim, suit or proceeding and effect any defense, compromise or settlement.

        9.5 LIMITATION ON CLAIMS. Any claim for indemnification under this Agreement must be made prior to the earlier of:

               (a) One year after the party claiming indemnification becomes aware of the event for which indemnification is claimed, or

               (b) One year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

        10. LIMITATION OF LIABILITY

        10.1 DIRECT DAMAGES. If WildCard shall during the term be liable to Client, any Cardholder, or any other third party as a result of any disputes, controversies or claims of any kind or nature arising under or in connection with this Agreement or the relationship created hereby (whether any such breaches, disputes, controversies or claims are based upon contract, tort (including negligence) or any other legal theory), all Damages from all such breaches, disputes, controversies or claims are limited to actual, direct and out-of-pocket damages which are reasonably incurred by Client.

        10.2 CONSEQUENTIAL DAMAGES EXCLUSION. Notwithstanding anything to the contrary in this Agreement, WildCard shall have no liability for, nor will the measure of damages include, under any theory of liability (whether legal or equitable), any indirect, special, punitive or consequential damages or amounts for business interruption, loss of income, profits or savings arising out of or relating to their performance or non-performance under this Agreement.

        10.3 LIMITATION ON DAMAGES.

               (a) The cumulative amount of all such Damages recoverable against WildCard for all such breaches, disputes, controversies and claims during the entire term, will not exceed, in the aggregate, an amount equal to the total amount of WildCard's Charges under this Agreement for the three (3) months immediately preceding the arbitrator's then current final determination of the amount of damages recoverable against WildCard.

               (b) Notwithstanding the foregoing provisions of this Section 10.3, the liability limitations contained in such subsection shall not apply with respect to: (i) proven Damages caused solely and directly by WildCard's intentional misconduct constituting a violation of applicable civil or criminal law or other act of WildCard for which a limitation of liability provision is unenforceable under applicable law, (ii) proven Damages arising under a claimed breach of Section 6, and (iii) proven Damages arising under Sections 9.1 or 9.3.

               (c) Subject to the exceptions set forth in Section 10.3(b), the limitations set forth in this Sections 10.1, 10.2 and 10.3(a) shall apply whether or not the alleged breach or default is a breach of a fundamental condition or term, or a fundamental breach, or if any limited warranty or limited remedy fails of its essential purpose.

        10.4 WARRANTY EXCLUSION. EXCEPT FOR WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT, WILDCARD MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO CLIENT, ANY CARDHOLDER, OR TO ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY PREVIOUS COURSE OF DEALINGS BETWEEN THE PARTIES OR CUSTOM OR USAGE OF TRADE), OR RESULTS TO BE DERIVED FROM THE USE OF ANY SOFTWARE, SERVICES, HARDWARE OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT. If this Agreement includes or refers to any economic models, pro formas, or projections of any kind, it is understood that WildCard makes no express or implied warranty with respect to such economic models, pro formas, or projections, including without limitation any warranty of feasibility, profitability or results.

        11. EXCUSABLE DELAY

        11.1 EXCUSABLE DELAY DEFINED. The term "Excusable Delay" shall mean a delay in performance or failure to perform which is due to an event beyond the reasonable control of a party and shall include, without limitation, (a) acts of God, weather conditions, explosion, flood, earthquake, or fire; (b) war or threat of war, sabotaging, riot, revolution, civil disturbance or requisition; (c) acts, restrictions, regulations, prohibitions or measures of any kind on the part of any governmental authority;
(d) import and export regulations or embargos; or (e) strikes, lockouts, or other industrial actions or trade disputes.

        11.2 DELAY OR NON-PERFORMANCE DUE TO EXCUSABLE DELAY. Neither party shall be liable to the other party or be deemed to be in breach of this Agreement (other than Client's obligation to pay Charges owed WildCard pursuant to this Agreement) by reason of any Excusable Delay. A party experiencing an Excusable Delay in its performance shall immediately notify the other party by telephone (to be confirmed in writing within three days after the inception of the Excusable Delay) and shall describe in reasonable detail the circumstances causing such Excusable Delay. The party experiencing Excusable Delay shall be excused from performance of such obligations so affected by the Excusable Delay event for the period during which the Excusable Delay event continues and for such time thereafter as is reasonably necessary to overcome the effects of such Excusable Delay. Both parties shall use all reasonable efforts to overcome or work around the Excusable Delay event as soon as reasonably practicable.

        12. DISPUTE RESOLUTION

        12.1 GENERAL. Any dispute between the parties arising under or in connection with this Agreement or any breach of this Agreement (a "Dispute") shall be resolved solely in accordance with the procedures in this Section 12.

        12.2 EFFORTS TO RESOLVE BY MUTUAL AGREEMENT. Any Dispute arising from or in connection with this Agreement or the relationship of the parties under this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise, shall be resolved as follows:

               (a) Upon written request of either WildCard, on the one hand, or Client, on the other hand, the parties will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

               (b) The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.

               (c) Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:

                      (i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

                      (ii) the expiration of the thirty (30) day period immediately following the initial request to negotiate the Dispute;

provided, however, that this Section 12.2 will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 6.7.

        12.3 ARBITRATION.

               (a) If the parties are unable to resolve any Dispute as contemplated by Section 12.2, such Dispute shall be submitted to mandatory and binding arbitration at the election of either WildCard, on the one hand, and Client, on the other hand (the "Disputing Party"). Except as otherwise provided in this Section 12.3, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").

               (b) To initiate the arbitration, the Disputing Party shall notify the other party in writing (the "Arbitration Demand"), which shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of the claim, (iii) specify the requested relief and (iv) name an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) is not then an employee of Client or WildCard or an employee of an Affiliate of either Client or WildCard, and (C) is experienced in representing clients in connection with commercial agreements (the "Basic Qualifications"). Within fifteen (15) days after the other party's receipt of the Arbitration Demand, such other party shall file, and serve on the Disputing Party, a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such party; (ii) asserting any counterclaim, which shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief; and (iii) naming a second arbitrator satisfying the Basic Qualifications. Promptly, but in any event within fifteen (15) days thereafter, the two arbitrators so named will select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationships with the parties or their counsel, except as otherwise disclosed in writing to and approved by the parties. The arbitration will be heard by a panel of the three arbitrators so chosen (the "Arbitration Panel"), with the third arbitrator so chosen serving as the chairperson of the Arbitration Panel. Decisions of a majority of the members of the Arbitration Panel shall be determinative.

               (c) The arbitration hearing shall be held in Fort Lauderdale, Florida or at such other location as the parties may mutually agree. The Arbitration Panel is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. In the event summary judgment or partial summary judgment is granted, the non-prevailing party may not raise as a basis for a motion to vacate an award that the Arbitration Panel failed or refused to consider evidence bearing on the dismissed claim(s) or issue(s). The Federal Rules of Evidence shall apply to the arbitration hearing. The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including, without limitation, the provisions of this Section 12.3.

               (d) Should an arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 12.3, the arbitrator shall be replaced by the party who selected such arbitrator, or if such arbitrator was selected by the two party-appointed arbitrators, by such two party-appointed arbitrators selecting a new third arbitrator in accordance with Section 12.3(b). Each such replacement arbitrator shall satisfy the Basic Qualifications. If an arbitrator is replaced pursuant to this Section 12.3(d) after the arbitration hearing has commence, then a rehearing shall take place in accordance with the provisions of this Section 12.3 and the Commercial Arbitration Rules of the AAA.

               (e) At the time of granting or denying a motion for summary judgment as provided for in (c) and within fifteen (15) days after the closing of the arbitration hearing, the Arbitration Panel shall prepare and distribute to the parties a writing setting forth the Arbitration Panel's finding of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

               (f) The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

               (g) Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the parties and any judgment hereon may be entered and enforced in any court of competent jurisdiction.

               (h) Each party will bear a pro rata share of all fees, costs and expenses of the arbitrators, and notwithstanding any law to the contrary, each party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitration Panel, the prevailing party in such a proceeding will be entitled to recover reasonable attorneys' fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

        12.4 EQUITABLE RELIEF. Nothing in Sections 12.2 or 12.3 shall be construed to prevent any party from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to Section 12.2 or Section 12.3.

        13. TERM; TERMINATION

        13.1 TERM. The term of this Agreement shall commence on the Effective Date and shall continue until this Agreement is terminated as provided below. If, after the first anniversary of the Effective Date, no Program Schedules are then in effect under this Agreement, a party may terminate this Agreement, without cause, upon sixty (60) days prior written notice to the other party

        13.2 TERMINATION FOR CAUSE. In the event of a material breach of this Agreement by a party (the "Breaching Party"), the other party (the "Non-Breaching Party") may give written notice of such material breach specifying in reasonable detail the nature of the breach and, if the breach may be cured, the curative action which needs to be taken by the Breaching Party (the "Breach Notice"). If the Breaching Party fails to cure the material breach within thirty (30) days after receipt of the Breach Notice, then the Non-Breaching Party shall have the right to terminate this Agreement or the applicable Program Schedule under which such breach has occurred immediately upon notice; provided, however, that if the Breaching Party has commenced a cure of the breach within such 30 day period after receipt and thereafter diligently and in good faith pursues the completion of such cure, the Non-Breaching Party shall not have the right to terminate this Agreement unless the breach is not fully cured as of sixty (60) days after receipt of the Breach Notice. In addition to the foregoing termination rights, WildCard shall have the right, at its election, to terminate this Agreement and all Program Schedules immediately by written notice, or alternatively to suspend further performance of Services without terminating this Agreement, if (1) Client fails to pay any invoice within ten (10) days after receipt of a Breach Notice with respect to such failure to pay, (2) if required by Visa, MasterCard or the Issuing Bank, or (3) if Client fails to fulfill its obligations to fund the Proceeds Account as required herein. In addition to the foregoing termination rights, Client shall have the right, at its election, to terminate this Agreement and all Program Schedules immediately by written notice, if (1) WildCard fails to pay any Residuals within ten (10) days after receipt of a Breach Notice with respect to such failure to pay, (2) if required by Visa, MasterCard or the Issuing Bank. In particular, Client acknowledges that the Issuing Bank may terminate its sponsorship of any or all Program Schedules hereunder in the following circumstances:

        (a) Failure of the Client to observe or perform, in any material respect, the Client's obligations under this Agreement that continues for a period of (i) thirty (30) days after Bank provides WildCard written specifying the failure in the case of a failure not involving the payment of money, or (ii) ten (10) days after Bank provides WildCard written notice specifying the failure in the case of a failure to pay any amount then due under this Agreement;

        (b) In the event any financial statement, representation, warranty, statement or certificate furnished to it by the Client in connection with or arising out of this Agreement is materially and intentionally untrue as of the date made or delivered.

        (c) The Client (i) voluntarily commencing any proceeding or filing any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law,
(ii) applying for or consenting to the
appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property or assets, (iii) making a general assignment for the benefit of creditors, or (iv) taking corporate action for the purpose of effecting any of the foregoing; or

        (d) The commencement of an involuntary proceeding or the filing of an involuntary proceeding or the filing of an involuntary petition in a court of competent jurisdiction seeking (i) relief in respect of the Client, or of a substantial part of its property or assets under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar office for the Client or for a substantial part of its property or assets, or (iii) the winding up or liquidation, of the Client, if such proceeding or petition shall continue un-dismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days.

        (e) Upon any change to or enactment of any law or regulation which would have a material adverse effect upon the Transaction Card Program.

        13.3 INSOLVENCY. Except as otherwise provided by law, either party may terminate this Agreement by written notice to the other party if one of the parties (a) commences a voluntary proceeding under any Federal or state bankruptcy, insolvency or reorganization law, or (b) has such a proceeding filed against it and fails to have such proceeding stayed or vacated within thirty
(30) days, or (c) upon the end of any such stay, fails to have such involuntary proceeding vacated within ten (10) business days thereafter, or (d) admits the material allegations of any petition in bankruptcy filed against it, or (e) is adjudged bankrupt, or (f) makes a general assignment for the benefit of its creditors, or if a receiver is appointed for all or a substantial portion of such party's assets and is not discharged within ten (10) business days after the appointment of the receiver. Any termination of this Agreement pursuant to this Section 13.3 shall be considered to be by reason of anticipatory breach of contract, and such termination shall be without prejudice to any rights the terminating party may have by reason of such anticipatory breach.

        13.4 TERMINATION FOR CERTAIN LEGAL CHANGES. If either party reasonably concludes that this Agreement cannot be performed without violating applicable state or federal laws or regulations, or if the application of such laws impose material, additional and reasonably unavoidable costs to be incurred by WildCard, the parties will negotiate in good faith to modify this Agreement to the extent necessary to ensure that the parties will be in full compliance with all applicable legal requirements. If such modifications require material change in Services or WildCard's cost of Services, the parties will negotiate in good faith to make any required change in the Charges specified in this Agreement. If the parties cannot agree to any required changes, either party may, by giving written notice to the other party, terminate this Agreement as of a date specified in such notice. In addition, if any governmental authority or third party initiates any action asserting that actions by parties under this Agreement violates state of federal laws or regulations, either party may, by giving written notice, terminate this Agreement as of a date specified in such notice.

        14. GENERAL

        14.1 INDEPENDENT CONTRACTOR RELATIONSHIP. WildCard is serving as an independent contractor to Client under this Agreement. Nothing in this Agreement shall be deemed or construed to create the relationship of partnership or joint venture between the parties, it being understood that neither the method of computing compensation nor any other provision contained in this Agreement shall be deemed to create any relationship between the parties other than the relationship of independent parties contracting for services. Neither party has, and shall not hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other party.

        14.2 NOTICES. Any notices to be given hereunder to any other party, including any notice of a change of address, shall be in writing and shall be deemed validly given if (a) delivered personally or (b) sent by overnight or second day express delivery service or (c) sent by registered or certified mail, postage prepaid, return receipt requested or (d) sent by confirmed facsimile, as follows:

        If to Client:

               NBO, Inc.
               3676 West California Ave. Building D
               Salt Lake City, UT  84104
               Attn: Randy Steck
               Fax: 801-973-4188

        If to WildCard:

               WildCard Systems, Inc.
               1601 Sawgrass Corporate Parkway
               Suite 300
               Sunrise,  FL   33323
               Attn:  Bill Kline
               Fax:  954 851-9537

All such notices shall be deemed given on the date of actual receipt by the addressee if delivered personally, on the date of deposit with the express delivery service or the postal authorities if sent in either such manner, on the date of the facsimile confirmation if sent in such manner, and on the date of actual receipt by the addressee if delivered in any other manner.

        14.3 SCHEDULES AND ATTACHMENTS. Immediately following the signature page is a list of exhibits which have been attached to this Agreement before execution and are hereby incorporated by reference. Following execution of this Agreement, certain additional schedules and attachments may be expressly agreed upon by the parties pursuant to the provisions of this Agreement whereupon such exhibits or attachments shall become part of this Agreement and incorporated by reference. References in this Agreement to a "Schedule" means an exhibit to this Agreement and all attachments thereto unless otherwise provided.

        14.4 RESOLUTION OF CONFLICT BETWEEN DOCUMENTS. In the event of any conflict between the terms of this Agreement and any Schedule, this Agreement shall control the parties' rights and obligations except where this Agreement has been expressly amended in such Schedule. In the event of any conflict between the terms of any Schedule and an attachment to such Schedule, the Schedule shall control the parties' rights and obligations except where the Schedule has been expressly amended in such attachment.

        14.5 ASSIGNMENT. Each party shall have the right to assign this Agreement to an Affiliate of such party as well as to any successor to a substantial part of the business or assets of such party; provided that any such assignment shall not relieve the assigning party of its obligations under this Agreement. WildCard shall have the right to utilize the services of subcontractors in performing the Services, provided that WildCard shall retain responsibility under this Agreement for all subcontracted Services. The term "Affiliate" means an entity controlling, controlled by, or under common control with the specified party, with control meaning (a) owning directly or indirectly more than 50% of the outstanding voting equity interests of an entity or (b) having the right directly or indirectly to appoint a majority of members of the board or other body which directs the management and policies of an entity.

        14.6 AMENDMENT OR WAIVER. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by both parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party who is asserted to have made the waiver; any waiver of a breach or observance of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        14.7 HEADINGS; CAPTIONS. The headings and captions of this Agreement are included for convenience only and shall not be considered in construction of the provisions hereof.

        14.8 PUBLIC STATEMENTS. The terms of this Agreement shall be kept confidential by the parties and neither party shall make public statements about this Agreement or its terms, except such disclosures as may be required by securities commission or stock exchange requirements or other applicable laws, rules and regulations, or subject to Section 5.2 such disclosures as may be required to comply with legal process.

        14.9 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of laws principles. Subject to the dispute resolution procedures in this Agreement, all legal proceedings relating to the subject matter of this Agreement shall be maintained in the federal courts sitting in the State of Florida (or in the state courts sitting in the State of Florida if federal court jurisdiction is not available) and each party consents that jurisdiction and venue for any such legal proceedings shall lie exclusively with such courts.

        14.10 SURVIVAL. The provisions of Sections 3.9, 3.10, 3.11, 4.2, 4.3, 4.4, 5, 6, 7, 9, 10, 12, 14.1, 14.2, 14.9 and 14.13 shall survive any expiration or termination of this Agreement.

        14.11 SEVERABILITY. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of this Agreement, which shall be construed as if such invalid or unenforceable provision had never been a part of this Agreement but in a manner so as to carry out as nearly as possible the parties' original intent.

        14.12 BINDING EFFECT. This Agreement shall be binding upon and shall benefit the parties and their respective successors and permitted assigns.

        14.13 NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries of this Agreement.

        14.14 COUNTERPARTS. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

        14.15 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any letters of intent, memorandums of understanding, confidentiality agreements, and other agreements and communications, oral or written, between the parties regarding such subject matter.

WILDCARD SYSTEMS, INC.                             NBO, INC.


By:  ______________________________          By:  ______________________________

Name:  ____________________________          Name:______________________________

Title:  ___________________________          Title: ____________________________

Date:  ____________________________          Date: _____________________________

                               INDEX TO SCHEDULES
                                       TO
                               SERVICES AGREEMENT


                   Schedule A                  Form of Program Schedule
                   Schedule B                  Schedule of Standard Charges
                   Schedule C                  Insurance Coverages
                   Schedule D                  Service Standards
                   Schedule E                  Client Obligations

                                   SCHEDULE A
                                       TO
                               SERVICES AGREEMENT

                                     FORM OF
                                PROGRAM SCHEDULE

This Program Schedule (the "Program Schedule") is entered into this 20th day of March, 2001, by and between WILDCARD SYSTEMS, INC., a Florida corporation ("WildCard") and NBO, INC., a Utah Corporation ("Client"), in accordance with the terms of the Services Agreement among the parties dated March 20, 2001 (the "Agreement").

1.0     OVERVIEW SUMMARY

        To provide the technology and services that would enable Client to offer private label gift Cards through designated mall locations using Visa or MasterCard as the transaction routing network and WildCard Systems as the issuing processor.

        Cards may be custom designed by Client, subject to the approval of Visa or MasterCard and the Issuing bank.

        The Card is an electronic stored value Card that operates through the Association's network. Therefore, Interchange and any related processing fees associated with Visa or MasterCard transactions shall be paid by the merchant just like any other Visa or MasterCard transaction. WildCard Systems will establish parameters so that electronic authorizations will only be provided when there is an available balance on the Card equal to or greater than the amount of the transaction (subject to International floor limits) and the Card is presented at a merchant designated by NBO. Cards will be anonymous in appearance - with only the account number thermal printed on the front/back of the Card. Visa, MasterCard or the Issuing bank may dictate the positioning/location of the account number.

2.0     WILDCARD SERVICES DESCRIPTION

        Both WildCard and Client are continuing to refine exactly what services will be provided. Those services contemplated have been priced in the Fee Schedule. Any additional services will be priced and agreed to in writing by Client separately and prior to the provisioning of services.

3.0     KEY ASSUMPTIONS

        This description of Services and WildCard's pricing to perform the Services are based on the following key assumptions. Deviation from these assumptions may require an adjustment to price, the solution architectural description, the proposed implementation plan, the service standards, and the description of Services.

        Client will converted one-half of the shopping mall properties which, as of the Effective Date, have agreements with Client to develop and operate gift certificate programs to the gift card program which utilize the Services provided by WildCard. Furthermore, within twenty four (24) months, Client is expected to have converted three-quarters of the shopping mall properties which then have agreements with Client to develop and operate gift certificate or gift card programs to gift card programs which utilize the Services provided by WildCard.

4.0     CLIENT OBLIGATIONS

        WildCard and Client, within 30 days of the effective date, will define a detailed description of the Client's obligations under this Program Schedule and incorporate it into this Agreement as Schedule E - Client Obligations.

5.0     TERM

        5.1 SCHEDULED START UP DATE. The Scheduled Start Up Date for Services under this Program Schedule is __________________.

        5.2 ORIGINAL TERM. The term of this Program Schedule shall begin on the date the Start-Up activities have been successfully completed and shall extend for [**] Processing Years (the "Original Term"), unless extended or earlier terminated in accordance with this Agreement. The first Processing Year shall commence on the date of the first live transaction and continue through the last day of the twelfth calendar month thereafter. Each subsequent Processing Year shall mean a twelve (12) month period commencing on the expiration of the preceding Processing Year ("Processing Year").

        5.3 RENEWAL TERM(S). This Program Schedule shall automatically extend for additional periods of one Processing Year each (a "Renewal Term") following the conclusion of the Original Term and each Renewal Term, if any, thereafter, unless terminated prior to such extension as provided in this Section. If either party does not want this Agreement to automatically extend at the conclusion of the Original Term (or any Renewal Term, whichever is applicable), then such party shall give the other party written notice to that effect not less than six
(6) months before the expiration of the existing term (whether the Original Term or a Renewal Term. The pricing applicable during the Renewal Term shall be the rates set forth in Section 6.2 of this Program Schedule increased to account for a price index change, if any, described in Section 6.6 of this Program Schedule.

6.0     CHARGES

        6.1 START-UP FEE. All Fees are Described in Schedule B to the Services Agreement.

        6.2 FEES. The fees and charges specified in Schedule B to the Service Agreement shall apply to the Services provided to Client under this Program Schedule.

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

        6.3 MINIMUM CHARGES. In each Processing Year, Client will require and shall pay to WildCard for processing services provided under this Program Schedule sufficient to generate aggregate Charges at least equal to [**] of the Charges paid during the immediately preceding Processing Year (the "Minimum Charges"). WildCard shall calculate the total Charges paid by Client in respect of Services performed during each Processing Year within ninety (90) days after the end of each Processing Year and will invoice Client for the amount, if any, by which the Minimum Charges for the Processing Year exceed the actual Charges which were paid by Client to WildCard for such Processing Year.

        REIMBURSEMENTS AND ASSESSMENTS

        a. The communications data circuit, including the reoccurring service charge, service termination fees and required modem(s) (data sets) at Client's location(s) and WildCard, terminal(s) and any other directly associated expenses, shall be at Client's expense. The data circuit cost will be no greater than that associated with a point-to-point digital data circuit(s) based on the tariffs of WildCard's primary carrier. One time costs related to the installation of the circuit, as specified by such tariffs, will also be paid by Client. The actual circuit speed and ensuing cost will be determined by Client's communications requirements.

        b. Client shall be responsible for and billed directly for any MasterCard, Visa or other dues, fees and assessments.

        c. Client shall pay all courier expenses associated with the transportation of reports and documents from Client to WildCard and from WildCard to Client.

        d. WildCard agrees to act as an agent on behalf of Client and Client shall reimburse WildCard for the purchase on Client's behalf of the postage required for materials mailed by WildCard on behalf of Client. The amount reimbursed by Client to WildCard for postage while this Agreement is in effect will be the then current first class postage rate for all mailings mailed by WildCard on behalf of Client.

        6.4 LIQUIDATED DAMAGES. The Charges under this Program Schedule were determined by mutual agreement based upon certain assumed volumes of Services and the length of the Original Term of this Agreement. Client acknowledges that without the certainty of revenue from the conversion of 50% of Client's mall customers during the first Processing Year, WildCard would have been unwilling to provide processing services at the prices set forth in this Program Schedule. The parties agree it would be difficult or impossible to ascertain WildCard's actual damages for a termination or other breach of the Agreement by Client resulting in a termination of this Program Schedule before the end of the Original Term. The parties further agree that an amount equal to the sum of the present values of the payment in each full Processing Year which remains during the Original Term of this Program Schedule in an amount equal to the greater of
(a) [**] percent [**] of the Charges which were paid by Client to WildCard for the Services provided under this Program Schedule during the Processing Year which immediately precedes the Processing Year in which termination occurs, or
(b) the Minimum Charges (the "Liquidated Damages") is a reasonable estimation of the actual damages

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

which WildCard would suffer if WildCard were to fail to receive the processing business under this Program Schedule for the full Original Term. In determining the present value of the amount, an interest rate equal to the three (3) month Treasury Bill Rate, as quoted in The Wall Street Journal for the date on which termination occurs, or if not available on the date of termination, as soon thereafter as the next edition of The Wall Street Journal is published, shall be assumed and the payments shall be assumed to be made on the first day of each year of the Original Term of this Program Schedule. Each party acknowledges and agrees, after taking into account the terms of the Agreement, this Program Schedule, and all relevant circumstances at the date hereof, that the Liquidated Damages payable under this Section 6.4 represents a reasonable and genuine pre-estimate of the damages which would be suffered by WildCard in the event of early termination of this Program Schedule and does not constitute a penalty. Despite the foregoing, nothing in the Agreement shall limit WildCard's right to recover from Client (a) any amounts advanced by WildCard on behalf of Client in the performance of the Services, (b) any amounts for which Client is liable under the Agreement, or (c) any payment under any provision for indemnification under the Agreement.

        6.5 PRICING APPLICABLE TO RENEWAL TERM. During each Renewal Term, WildCard may increase the Charges which were in effect for the immediately preceding Processing Year (the "Old Year") by an amount to be negotiated in good faith between the parties.

IN WITNESS WHEREOF, pursuant and in accordance with the Services Agreement between the parties, the parties have executed this Program Schedule as of March 20, 2001.

NBO, INC.

By:
    -------------------------
Title:
       ----------------------

WILDCARD SYSTEMS, INC.

By:
    -------------------------
Title:
       ----------------------

                                   SCHEDULE B
                                       TO
                               SERVICES AGREEMENT

                          SCHEDULE OF STANDARD CHARGES

        A. FEES AND SERVICES ON THE PAGE LABELED SERVICES AND FEES FOR NBO MALL GIFT CARDS.

        1.  Program Setup

        Corporate Program Setup        Waived

        Each Mall                      Depends on complexity and Association
                                       Affiliation  (ranges from $[**]- $[**]
                                       per mall)

        NBO is responsible for collecting the merchant IDs, preferably using a sample card that is swiped at every POS terminal in every merchant location at each mall. WildCard Systems will capture that information and establish the program parameters to restrict cards to the mall or affiliation of malls associated with an operator.

        2.  Account Creation, Card Encoding and Thermal Printing

        Account Creation/Generation, Card Encoding and Thermal Printing of Account Number


                         Order Quantity       Per Card
                        -----------------     --------
                           [**]                 $[**]

        Includes:
        Account Generation and Creation on our Systems Transferring Card Information to Visa Certified Facility Encoding Cards and Thermal Printing the Account Number on Cards CLIENT IS RESPONSIBLE FOR COST OF PLASTIC CARDS AND PACKAGING IF DESIRED

        3.  Transactions



[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

        Load & Activation by CardWiz(TM),  Batch or A2A      $[**] per card
        Account Maintenance                                  $[**] per account per month
        Card Transactions                                    $[**] per authorization

        4.  Miscellaneous and/or Optional Services and Fees

        Additional Thermal Printing                       $0.10 per side
        Card Packaging Services


                             Card Order Quantity          Per Card
                             -------------------          --------
                                     [**]                   $[**]

        Includes:
        Attaching Card to Card Carrier
        Inserting Card Carrier into Envelope
        Inserting One Additional Item into Envelope
        Printing a Sequence # and Reference # on the Card Carrier, or Account # Sealing Envelope and Preparing for Shipping

        Cards and/or Packaging Components          [**]% administrative fee
        Live Agent Customer Support                $[**] per minute
        IVR Customer Support                       $[**] per minute
        Custom IVR Messaging                       $[**] per hour (4 hour minimum)
        CardWiz(TM) User Fees (B2B)                Waived
        Order&ServiceNet(TM)Site (B2C)             Site creation - our standard consumer site
                                                   $[**] set-up and $[**] per month, per
                                                   [**] cards on file.
        Access to On-Line CardWiz(TM) Training     TBD
        Additional CardWiz(TM) Training            $[**] per day, plus travel, lodging and meal
                                                   expenses waived for pilot with the assumption
                                                   of train-the-trainer for up to 3 days at a
                                                   centrally agreed upon location
        Shipping/Handling and Postage              At cost
        Back Office ACH Fee for Value Funding      $[**] per ACH transfer
        Non-Monetary Account Changes               $[**] per change

        E.  Revenue Components of Program

        Account Maintenance (deducted from card balance)              A share of [**]% of all Account
        Existing Mall Contracts (detailed customers attached)         Maintenance



[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

                                                   [**]

        Float Income                               [**]

        Interchange share                          [**]


        B. NEW OR ADDITIONAL SERVICES. For any services performed by WildCard at Client's direction which are neither set forth in a Program Schedule nor covered by a separate agreement, Client shall pay WildCard for such services at WildCard's then current standard rates.

        C. DELIVERY COSTS. WildCard shall act as payment agent for Client and shall pay any third-party charges (such as delivery costs, including telecommunications and postage) comprising the expense.

        D. PASS-THROUGH EXPENSES. In addition to any other payments specified in the Agreement and to the extent not provided for in this Schedule B, Client will pay, or reimburse WildCard for, all reasonable out-of-pocket costs and expenses actually incurred by WildCard in connection with training and other on-site Services including, without limitation, travel and travel-related expenses incurred by WildCard. The time of WildCard personnel time spent in transit from WildCard's location to Client sites will be chargeable pursuant to its standard hourly rates associated with such personnel.

        E. RERUNS. Client will pay, or reimburse WildCard for, all out-of-pocket costs and expenses incurred by WildCard in connection with reruns necessitated
(i) by incorrect, incomplete or omitted information or erroneous instructions supplied to WildCard by Client, its employees or agents, and (ii) by any other reason attributable to any Client. WildCard will document the reason for each such rerun and, if requested by Client, will periodically provide such documentation to Client, all in accordance with such procedures as WildCard may adopt from time to time.



[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

        F. THIRD-PARTY EXPENSES. If certain third-party costs incurred by WildCard to provide Services, such as tariff line rates, data circuit charges or other rates charged to WildCard by any communications common carrier or other provider of similar services, are increased by such third party, WildCard shall increase the then current Charges to reflect the incremental costs of such items effective on the effective date of the increase to WildCard.

        G. DECONVERSION. Upon the expiration or termination of this Agreement, Client shall pay WildCard, at WildCard's then current rates, for each activity completed by WildCard in order to accomplish the deconversion of Client from the WildCard System and for all costs, including postage or shipping, including systematic stripping and removal of all such account information from the WildCard System. In addition, if at Client's request WildCard builds on the WildCard System the ability to process accounts for designated BINs or ICAs of Client and Client does not use these BINs or ICAs on the WildCard System, Client shall pay WildCard, at WildCard's current rates for each activity completed by WildCard to remove these BINs or ICAs from the WildCard System, including systematic stripping and removal of all such BIN or ICA information from the WildCard System.

                                   SCHEDULE C
                                       TO
                               SERVICES AGREEMENT

                               INSURANCE COVERAGES

1. WildCard Insurance Coverage Requirements. WildCard agrees to keep in full force and effect and maintain at its sole cost and expense the following policies of insurance during the term of this Agreement:

                      (1) Workers' Compensation and Employer's Liability
               Insurance:

                             (i) Statutory Worker's Compensation including
                      occupational disease in accordance with law.

                             (ii) Employer's Liability Insurance with minimum
                      limits of $500,000 per employee by accident/$500,000 per employee by disease.

                      (2) Commercial General Liability Insurance (including
               contractual liability insurance) providing coverage for bodily injury and property damage with a combined single limit of not less than one million dollars ($1,000,000) per occurrence.

                      (3) Professional Liability/Errors and Omissions Insurance
               covering acts, errors and omissions arising out of WildCard's operations or Services in an amount not less than three million dollars ($3,000,000) per occurrence.

                      (4) Employee Dishonesty and Computer Fraud Insurance
               covering losses arising out of or in connection with any fraudulent or dishonest acts committed by WildCard Personnel, acting alone or with others, in an amount not less than one million dollars ($1,000,000) per occurrence.

2. Client Insurance Coverage Requirements. Client agrees to obtain and maintain each of the following insurance coverages during the term of this Agreement, at Client's sole expense:

                      (1) Workers' Compensation and Employer's Liability
               Insurance:

                             (i) Statutory Worker's Compensation including
                      occupational disease in accordance with law.

                             (ii) Employer's Liability Insurance with minimum
                      limits of $500,000 per employee by accident/$500,000 per employee by disease.

                      (2) Commercial General Liability Insurance (including
               contractual liability insurance) providing coverage for bodily injury and property damage with a combined single limit of not less than one million dollars ($1,000,000) per occurrence.

                                   SCHEDULE D
                                       TO
                               SERVICES AGREEMENT

                                SERVICE STANDARDS

The service level standards and performance guidelines described herein are applicable to the WildCard System. The performance of other entities outside the WildCard System (e. g., Client, Visa, and various Internet service providers) will not be included in the determination of WildCard's adherence to the Service Levels defined herein.

BELOW ARE THE MINIMUM SERVICE LEVEL STANDARDS AND PERFORMANCE GUIDELINES THAT ARE REQUIRED FOR THE TRANSACTION CARD PROGRAM:

SYSTEM AVAILABILITY: This section defines the service level agreement for each major system supported by WildCard and the percentage of time it will be available to the end-user community (e.g., on-line availability or "up time") over the course of each program month. These sets of measurements exclude normally scheduled outages (e.g., maintenance windows) as they are defined in ATTACHMENT A, SYSTEMS AVAILABILITY.

o AUTHORIZATIONS: WildCard will provide 99.50% authorization response processing levels for stored value card authorization requests received from Visa.

o INTERNET SERVICES: WildCard will provide 99.25% system-wide availability to Internet based applications offered to Client customers.

o ACCOUNT SERVICES: WildCard will meet the following service level standards for the account services supported by WildCard.

o VRU: WildCard will provide 99.50% system-wide availability to the Interactive Voice Response system (e.g., IVR).

o CALL CENTER: WildCard will provide a 24x7 call center manned 100% of the time, with 99.9% system-wide availability to the Call Center.

o REPORTING SERVICES: WildCard will provide 99.25% system-wide availability to all Internet based reports (e.g., on-line report files). All report files will be transmitted within 24 hours of Account Receivable batch cycle.

DISASTER RECOVERY/BUSINESS CONTINUITY: This section defines the service level agreement for the disaster and business recovery services supported by WildCard.

DISASTER RECOVERY EXERCISE: On an annual basis, WildCard will ensure that the business resumption plan for this product offering is successfully executed within a predetermined recovery time frame. In doing so, WildCard will exercise the plan by recovering 100% or more of the applications and support facilities deemed critical.

SYSTEM SERVICES: This section defines the service level agreement for the system services supported by WildCard. Details for this set of measurements are defined in ATTACHMENT B, SYSTEMS SERVICES.

1. SYSTEMS PROBLEM REPORTING: WildCard will provide a support group which will be available 24 hours a day, 7 days a week, to take incoming calls for assistance requests and to address system issues. The support group will attempt to resolve issues reported on the call. If they are unable to do so, they will contact the appropriate level of WildCard support staff to assist in the resolution. The system services support group will maintain an 82.5% first-call resolution rate, a 60-second ASA, and an abandoned call rate of 5% or less (calculated over 40 seconds -- should the customer hang up within the first 40 seconds, it will not be considered to be an abandoned call). First call resolution is defined as a reasonable assessment of the problem, alternate solutions or workarounds identified, and a corresponding estimate of root cause correction. Every attempt will be made to resolve any systems services problems within the first call; however, depending on the nature of the problem, resolution may not occur within the first call due to factors outside of WildCard's control.


2. PLANNED OUTAGES: At times, there will be a need to address issues with various systems used by Client and a planned outage outside the negotiated maintenance window(s) will be required. When this occurs, a Client Down Time form will be submitted. This form will contain approvals on the time, date, and reason for the outage from the Client management as well as WildCard management.

        In the cases where a potential outage or planned outage occurs due to a request by the Client to implement a change outside the maintenance window or when the required WildCard testing and quality assurance process are not followed, a Service Level Waiver will need to be submitted. Upon approval, WildCard will be exempt from adherence to the Service Level Agreement for this period of time.

                                   SCHEDULE E
                                       TO
                                SERVICE AGREEMENT

                               CLIENT OBLIGATIONS

                       ATTACHMENT A: SYSTEMS AVAILABILITY

1.  AUTHORIZATIONS

    SYSTEM: WILDCARD AUTHORIZATION SYSTEM

    - Connections:           Visa end-point authorization interface

    - Hardware Platform:     Intel-based processor system, fiber channel disk arrays

    - Response Time:         90% of  transactions  will be  responded to in 1 second or less, as calculated from the time the  transaction  arrives at WildCard
                             to  the  time   WildCard   sends  the  response   back.   99%  of
                             transactions will have a response time of 5 seconds or less.

    - Operating System:      NT 4.0 SP 5 Enterprise Edition, SQL 7.0 Enterprise Edition, cluster configuration.

    - Service Levels:        365 days a year, 24 hours a day, with the following exceptions:

                             o  15 minutes between 23:00 and 04:00 EST Monday through Sunday
                             o  additional normal weekly scheduled maintenance window which occurs each Sunday mornings between 01:00 and 06:00 EST (Although this is the scheduled maintenance window, this maintenance is usually completed within 35 minutes of starting)

2.  INTERNET SERVICES

    SYSTEM: WILDCARD WEB SERVICES
    - Connections:           Internet-based, multiple T1s

    - Hardware Platform:     Intel based processor  systems,  load balancing  switches,
                             Cisco routers and switches.

    - Response Time:         Response time is calculated from the
                             time the request reaches WildCard to the time when
                             WildCard sends the response. With the exception of
                             statement viewing, 90% of all Internet requests
                             will be responded to in 5 seconds or less as
                             calculated from the time the transaction arrives at
                             WildCard. Statement request response time will vary
                             due to the unknown quantity of data that will need
                             to be transmitted

    - Operating System:      NT 4.0 SP 5 Enterprise Edition, IIS 4.0, MTS
    - Service Levels:        365 days a year, 24 hours a day, with the following exceptions:

                             o 15 minutes between 23:00 and 04:00 EST Monday through Sunday
                             o additional optional weekly scheduled maintenance window which occurs each Sunday mornings between 01:00 and 06:00 EST (Although this is the scheduled maintenance window, this maintenance is usually completed within 35 minutes of starting)

3.  VRU - VOICE RESPONSE UNIT

    SYSTEM:IVR
    - Connections:           Multiple T1s, owned and maintained by WildCard or
                             Client

    - Hardware Platform:     Dialogic T1 boards, Larscom CSUs
    - Response Time:         Answer ring to greeting:  under 1 second;  Coordinated  voice and data: under 2 seconds

    - Operating System:      NT 4.0 SP 5 Enterprise Edition

    - Service Levels:        365 days a year, 24 hours a day, with the following exceptions:

    o 15 minutes between 23:00 and 04:00 EST Monday through Sunday
                             o additional optional weekly scheduled maintenance window which occurs Sunday mornings between
                               01:00 and 06:00 EST (Although this is the scheduled maintenance window, this maintenance is usually completed within 35 minutes of starting

                         ATTACHMENT B: SYSTEMS SERVICES

1. INCIDENT RESOLUTION: WildCard will assign, work, and report on all incidents based upon the business impact. Attention/updates to an incident will be governed by the severity assigned to that incident. Incidents will be reported to Client daily. As such, severities are defined as follows:

   SEVERITY               DESCRIPTION                        RESOLUTION
----------------  -------------------------------  -----------------------------------
  Severity 1      Requires immediate attention     Acknowledgment in 60 minutes or
                  and resolution. Emergency;       less and continued attention
                  directly impacts the             until resolved.
                  operation of the business.       Status  updates: After initial
                                                   contact advising of connection
                                                   made with member of responsible
                                                   area, hourly until identified
                                                   estimated time can be given.
----------------  -------------------------------  -----------------------------------
  Severity 2      Legal or regulatory or           Acknowledgment in 60 minutes or
                  immediate direct customer        less and resolution or identified
                  impact that is clearly not an    resolution in 24 hours.
                  isolated instance.               Status updates: After initial
                                                   contact advising of connection
                                                   made with member of responsible
                                                   area, hourly until identified
                                                   estimated time can be given.
----------------  -------------------------------  -----------------------------------
  Severity 3      Impacts critical business        Acknowledgment in 1 hour or less
                  functions; may have significant  and resolution or identified
                  bottom line impact.              resolution in 48 hours.
                                                   Status updates: 3 hours until
                                                   identified estimated time can be
                                                   given.
----------------  -------------------------------  -----------------------------------
  Severity 4      Isolated cardholder impact or    Acknowledgment in 1 hour and
                  impedes important business       resolution or identified resolution
                  functions.                       in weeks (subject to Regulation Z
                                                   time frames and can be negotiated
                                                   with user).
                                                   Status updates: Weekly until
                                                   identified estimated time can
                                                   be given.
----------------  -------------------------------  -----------------------------------

    Severity 1 & 2 can only exceed required resolution time frames with an approved exception. Exceptions can only be authorized by specific managers and will be noted in the appropriate tracking mechanism under a specific field for that purpose. All exceptions must be continuously updated until resolved.

2. DATA CENTER: WildCard provides the capability to process, store and access information for production processes, analysis, and reporting.

    SERVICE LEVEL STANDARDS for the Data Center include:
        X  Staffing 365 days a year, 24 hours a day.

        X  99.25% availability of critical on-line systems

        X  The following are business unit requirements:

* Scheduling changes to nightly production batch processing must be submitted to the scheduling department by 3:30 p.m. EST, Monday through Friday.
*   Three (3) day notice for permanent changes to new or existing tables.
* Changes to schedules outside of the normal cutoff time require management approval and are noted as exception changes.

3. NETWORKED SYSTEMS: WildCard provides all support for LAN connections, internal voice communications, and Internet infrastructures. Client provides all support for telecommunications lines, and Client routers installed on the WildCard premises.

    SERVICE LEVEL STANDARDS for the Networked Systems include:

X   Any critical hardware replacement will have a 48-business hour turnaround.

X Configurations for servers or complex systems will have a 24 business hours turnaround time.

            Utility servers will have a 99.25% uptime. Disk space will be monitored to prevent shortages. Servers are maintained 7 days a week, 24 hours a day. There will be planned downtime for maintenance which will be broadcast ahead of time. These planned outages will not be included in the calculation for the 99.25% uptime.